Exhibit 10.12

September 8, 2017

Jennifer Bealer

Via DocuSign

Dear Jen:

Congratulations! You are joining a great team at Progyny, a leading fertility benefits company that combines service, science, technology and data to provide fertility solutions for self-insured employers.

As part of that growth, it is my pleasure to offer you the position of Senior Vice President, General Counsel.  If you accept, your anticipated start date will be Monday, October 30, 2017 and you will report to David Schlanger, Chief Executive Officer. Your principal place of employment will be Progyny’s New York office.  This letter confirms the terms and conditions of our offer of employment.

As an employee of Progyny you will receive the following compensation and benefits:

Compensation. Your annual salary will be $240,000, less applicable deductions authorized by you and required by law, which will be paid in accordance with the Company’s normal payroll practices. The Company, in its sole judgement and discretion, modify your salary upon periodic review.

Bonus. You are eligible for an annual target bonus up to 25% of your base salary prorated for 2017, to be paid in 2018. In order to receive the Target Bonus or any portion of the Target Bonus, you must achieve certain individual performance goals, Progyny must achieve certain performance targets, and you must be employed with the Company on the date the bonus is paid.

Stock Options. Upon joining the Company, pending approval by the Progyny Board of Directors (the “Board”), you will be granted an option to purchase 500,000 of the Company’s Common Stock at an exercise price per share to be determined by the Board at its first meeting after you become an employee as representing the fair market value of the Common Stock.  Subject to your continuing to be an employee, this option will vest over the four-year period following your employment start date, with 25% vesting on the twelve (12) month anniversary of your start date and the remainder vesting monthly over the following 36 months, and will be subject to your grant agreement and the Company’s standard terms and conditions under its option plan.

Benefits: You will be eligible to participate in the Company’s employee benefit plans of general application as they may exist from time to time, subject to any eligibility requirements imposed by such plans.  As a Company employee, you will accrue PTO pursuant to the Company’s policies and procedures.  The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

progyny.com info@progyny.com	99 Hudson Street, 7th Floor, New York, NY 10013 | 212-888-3124
2 Embarcadero Center, San Francisco, CA 94111 | 650-641-2429

Terms and Conditions of your offer:

We are very pleased to extend this offer of employment and look forward to growing Progyny together. Please understand, however, that this offer is conditioned upon your satisfaction of all of the Company’s pre-employment requirements including, but not limited to, references, background check, your presentation of acceptable documents establishing your identity and employability as required by the Immigration and Control Act of 1986 and signing of the Non-Solicitation / Non-Competition Agreement, attached as Exhibit A.

Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard “Proprietary Information, Inventions and Non-Solicitation/NonCompetition Agreement” in the form attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, use or disclose any confidential or proprietary material of any former employer in your work for the Company, bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality, or violate any other obligations you may have to any former employer or other third party. You agree that you have not, and during the period that you render services to the Company, will not (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You are advised that pursuant to the Defend Trade Secrets Act an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, you understand that in the event that disclosure of Company trade secrets was not done in good faith pursuant to the above, you will be subject to substantial damages, including punitive damages and attorneys’ fees. You represent that your signing of this letter agreement and the Proprietary Information, Inventions and Non-Solicitation/ Non-Competition Agreement and your continuation of employment with the Company will not violate any agreement currently in place between you and any current or past employers, or between you and any other parties.

At Will Employment. Your employment with the Company will be “at will” for no specified term. You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Neither you, nor the Company, will have any liability to the other party for terminating the relationship. Neither the vesting of any option described in this letter agreement (nor any other provision of this letter agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Progyny.

progyny.com info@progyny.com	99 Hudson Street, 7th Floor, New York, NY 10013 | 212-888-3124
2 Embarcadero Center, San Francisco, CA 94111 | 650-641-2429

Acceptance:

To indicate your acceptance of the Company’s offer, and we hope that you do, please sign and date this letter and sign and date the Non-Solicitation / Non-Competition Agreement and return the signed copies of these documents to me, by no later than Friday, September 22, 2017.

This letter, along with the Non-Solicitation / Non-Competition Agreement, sets forth the terms of your employment with the company and may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are extremely pleased to make this offer to you, Jennifer, and we are confident you will make a significant contribution to Progyny’s success in your new role!

Very truly yours,

/s/ David Schlanger
David Schlanger
Chief Executive Officer
Progyny, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Jennifer Bealer	9/10/2017
SIGNED:	DATE:

progyny.com info@progyny.com	99 Hudson Street, 7th Floor, New York, NY 10013 | 212-888-3124
2 Embarcadero Center, San Francisco, CA 94111 | 650-641-2429

EXHIBIT A

PROPRIETARY INFORMATION, INVENTIONS AND NON-SOLICITATION/

NON-COMPETITION AGREEMENT

EXHIBIT A

PROPRIETARY INFORMATION, INVENTIONS

AND NON-SOLICITATION/NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Progyny, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information, Inventions and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.	NONDISCLOSURE.

1.1    Recognition of Company's Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2    Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capitalraising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4    Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5    No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	ASSIGNMENT OF INVENTIONS.

2.1    Proprietary Rights. The term“Proprietary Rights” shall mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

2.2    Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any

Company Inventions without the Company's prior written consent.

2.3    Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4    Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5    Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8    Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5.NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1    solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

5.2    hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact; or

5.3    solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company. The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

6.NON-COMPETE PROVISION. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not within the United States or any other geographic region in which the Company conducts its business, and in any capacity, whether individually or as an employee, consultant, director, officer, agent, advisor or otherwise for or on behalf of any entity (a “Competing Organization”) engage in any business activities that are competitive with the products or services offered or being provided by the Company or being actively developed by the

Company during my employment. Notwithstanding the foregoing, this restriction under Section 6 shall not apply if my duties at such Competing Organization do not relate to the development, marketing or sale (or related strategies) of any product or service offered or provided by the Company or being actively developed by the Company; provided that I have delivered to the Company a written statement, confirmed by my prospective employer or consulting client, as the case may be, describing my duties and stating that such duties are consistent with my obligations under this Agreement. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6 unenforceable, the other provisions of this Section 6 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

7.REASONABLENESS OF RESTRICTIONS.

7.1    I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2    In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

8.NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9.RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement if requested to do so by the Company.

10.LEGAL AND EQUITABLE REMEDIES.

10.1    I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2    I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3    In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11.NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12.PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1    If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2    I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Section 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.GENERAL PROVISIONS.

13.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New York for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2    Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.3    Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4    Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5    Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause or advance notice.

13.6    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7    Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.8    Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my provision of services to the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

/s/ Jennifer Bealer
(Signature)
Jennifer Bealer

(Printed Name)
9/10/2017

(Date)

ACCEPTED AND AGREED TO AS OF	9/8/2017:

PROGYNY, INC.

By:	/s/ Cassandra Pratt

Name:	Cassandra Pratt
Title:	Director, Human Resources